As filed with the Securities and Exchange Commission on June 25, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HEALTHEQUITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2383166
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

15 W. Scenic Pointe Dr., Suite 100 Draper, Utah	84020
(Address of Principal Executive Offices)	(Zip Code)

HealthEquity, Inc. 2014 Equity Incentive Plan (Full title of the plan)

Jon Kessler

President and Chief Executive Officer

15 W. Scenic Pointe Dr., Ste. 100

Draper, Utah 84020

(Name and address of agent for service)

(801) 727-1000

(Telephone number, including area code, of agent for service)

Copies to:

Steven Gartner, Esq.
Michael A. Katz, Esq.
Willkie Farr & Gallagher LLP

787 Seventh Avenue
New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $0.0001 per share	2,131,517	$60.27	$128,466,529.59	$16,674.96

(1)	Represents the additional shares of common stock, par value $0.0001 per share (“Common Stock”) of HealthEquity, Inc. (the “Registrant”), that were automatically added to the shares authorized for issuance under the HealthEquity, Inc. 2014 Equity Incentive Plan, as amended and restated (the “Plan”), on February 1, 2020 pursuant to an “evergreen” provision contained in the Plan. Pursuant to such provision, on February 1st of each year commencing in 2015 and ending on (and including) February 1, 2024, the number of shares of Common Stock reserved for issuance under the Plan is automatically increased by an amount equal to the lesser of: (i) 3% of the total number of shares of Common Stock outstanding on January 31st of the preceding fiscal year; and (ii) such lesser number of shares of Common Stock determined by the Registrant’s board of directors. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, based on the average of the high and low sales prices of the Registrant’s Common Stock as reported on The NASDAQ Global Select Market on June 22, 2020.
(3)	Pursuant to Rule 457(p) under the Securities Act, the registration fee for this Registration Statement ($16,674.96) is being offset by the unused registration fee ($37,036.27) previously paid by the Registrant in connection with the registration of 5,255,027 shares of Common Stock for issuance under the Plan on Form S-8 (File No. 333-233573) filed with the SEC on August 30, 2019 (the “2019 Registration Statement”), none of which have been used and are not subject to outstanding awards granted under the Plan, which shares were deregistered pursuant to a post-effective amendment to the 2019 Registration Statement filed with the SEC on June 15, 2020, and with Registrant’s remaining balance in the amount of $20,361.31 to be applied to future filings. For more details, please see the explanatory note following this page.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers an additional 2,131,517 shares of the Registrant’s common stock, par value $0.0001 per share, issuable under the HealthEquity, Inc. 2014 Equity Incentive Plan, as amended and restated (the “HealthEquity Plan”). Pursuant to General Instruction E to Form S-8, the Registrant incorporates by reference into this Registration Statement the contents of its registration statements relating to such plan, including all exhibits filed therewith or incorporated therein by reference, filed on Form S-8 on August 1, 2014, May 22, 2015, April 22, 2016, June 23, 2017, June 22, 2018, June 27, 2019, and August 30, 2019 (File Nos. 333-197778, 333-204421, 333-210867, 333-218937, 333-225827, 333-232399, and 333-233573), except as expressly modified herein.

On August 30, 2019, pursuant to the Agreement and Plan of Merger, dated June 26, 2019, by and among the Registrant, WageWorks, Inc. (“WageWorks”), and Pacific Merger Sub Inc., a wholly owned subsidiary of the Registrant, the Registrant acquired WageWorks by way of merger (the “Merger”). The 2019 Registration Statement registered an additional 5,255,027 shares of the Registrant’s Common Stock issuable under the HealthEquity Plan between August 20, 2019 and May 26, 2020, in accordance with, and subject to the terms and conditions of, an exception under Rule 5635(c)(3) of the NASDAQ Market Rules and Regulations, which additional shares of Common Stock represented the remaining number of shares of common stock, par value $0.001 per share, of WageWorks that were available for issuance under the WageWorks, Inc. Amended and Restated 2010 Equity Incentive Plan immediately prior to the Merger, as appropriately adjusted to reflect such transaction. As of May 26, 2020, the shares registered on the 2019 Registration Statement were no longer available for issuance and a post-effective amendment to the 2019 Registration Statement for such shares was filed with the SEC on June 15, 2020 to deregister such shares under the HealthEquity Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission (excluding any portions of such document that have been furnished to, and deemed not to filed with, the Commission):

(a)	The Registrant’s Annual Report on Form 10-K, for the fiscal year ended January 31, 2020, filed on March 31, 2020 (File No. 001-36568), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant's Quarterly Report on Form 10-Q for the three months ended April 30, 2020, filed on June 4, 2020 (File No. 001-36568), pursuant to the Exchange Act;

(c)	The Registrant’s Current Reports on Form 8-K, filed on February 18, 2020 (items 5.02 and 8.01 only), and April 17, 2020; and

(d)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed on July 25, 2014 (File No. 001-36568) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document or information is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 8. EXHIBITS.

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Form of Common Stock Certificate.	S-1/A	333-196645	4.1	July 16, 2014
5.1	Opinion of Willkie Farr & Gallagher LLP.					X
23.1	Consent of Independent Registered Public Accounting Firm.					X
23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).					X
24.1	Power of Attorney (included on signature page of this Form S-8).					X
99.1	HealthEquity, Inc. 2014 Equity Incentive Plan, as amended and restated, and Form of Award Agreement.	S-1/A	333-196645	10.3	July 16, 2014
99.2	Amendment No. 1 to the HealthEquity, Inc. 2014 Equity Incentive Plan, as amended and restated.	8-K	001-36568	10.3	August 30, 2019

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, State of Utah, on June 25, 2020.

HEALTHEQUITY, INC.
By:	/s/ Jon Kessler
Name:	Jon Kessler
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jon Kessler, Stephen D. Neeleman and Darcy Mott, and each of them, as attorney-in-fact with full power of substitution and re-substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Date: June 25, 2020	By:	/s/ Robert W. Selander
	Name:	Robert W. Selander
	Title:	Chairman of the Board, Director

Date: June 25, 2020	By:	/s/ Jon Kessler
	Name:	Jon Kessler
	Title:	President and Chief Executive Officer (Principal Executive Officer)

Date: June 25, 2020	By:	/s/ Darcy Mott
	Name:	Darcy Mott
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: June 25, 2020	By:	/s/ Frank A. Corvino
	Name:	Frank A. Corvino
	Title:	Director

Date: June 25, 2020	By:	/s/ Adrian T. Dillon
	Name:	Adrian T. Dillon
	Title:	Director

Date: June 25, 2020	By:	/s/ Evelyn Dilsaver
	Name:	Evelyn Dilsaver
	Title:	Director

Date: June 25, 2020	By:	/s/ Debra McCowan
	Name:	Debra McCowan
	Title:	Director

Date: June 25, 2020	By:	/s/ Stephen D. Neeleman, M.D.
	Name:	Stephen D. Neeleman, M.D.
	Title:	Director

Date: June 25, 2020	By:	/s/ Ian Sacks
	Name:	Ian Sacks
	Title:	Director

Date: June 25, 2020	By:	/s/ Gayle Wellborn
	Name:	Gayle Wellborn
	Title:	Director